[ERNST & YOUNG LETTERHEAD APPEARS HERE]

EXHIBIT 16.1

March 31, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of the Form 8-K dated March 25, 2004, of eGain Communications Corporation, and are in agreement with the statements contained in the first, second and third paragraphs therein.

We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/    ERNST & YOUNG LLP